Exhibit 99.1

Aqua Metals Provides Corporate Update

Management to Host Call and Webinar Today at 8:30 a.m. Pacific Time

ALAMEDA, California – March 7, 2016 – Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, has provided a corporate update and announced results for the fourth quarter and full year ended December 31, 2015.

Management Commentary

“The progress we’ve made in 2015 has established the necessary groundwork for us to soon introduce the world’s first smelterless lead recycling facility,” said Dr. Stephen Clarke, Chairman and CEO of Aqua Metals. “We remain on track with our milestones, such as commencing production of the first AquaRefining modules at our new global headquarters and manufacturing location in Alameda, California. Equally as important, construction of our first AquaRefinery in the Tahoe Reno Industrial Center in Nevada remains on-schedule.”

“Upon completion of our first AquaRefinery in the second quarter of 2016, we will begin recycling lead-acid batteries and plan to increase production to 80 metric tons of lead per day by the end of 2016,” Clarke continued.

“We’re quickly approaching a key inflection point in our business, as we bring our first facility online, deepen our strategic relationships and advance discussions with major players throughout the lead industry. These players include lead-acid battery recyclers, distributors, manufacturers and end users. They are all interested in our environmentally clean recycling equipment and processes to supplement, and in some cases, replace conventional recycling and smelting operations altogether. We expect 2016 will be a monumental year, not only for Aqua Metals, but the lead recycling industry as a whole.”

Anticipated Milestones in 2016

•	Ramp up production of AquaRefining modules in Alameda, California to production capacity
•	Complete construction of the initial AquaRefinery in McCarran, Nevada and ramp production throughout the second half of 2016
•	Expand production at the McCarran AquaRefinery to a daily operating capacity of 80 metric tons of lead output per day by the end of 2016
•	Announce the AquaRefining operations executive team charged with operating ensuring the McCarran AquaRefinery runs as efficiently as possible
•	Finalize key commercial relationships with supply and offtake partners

Corporate Update

After completing its Initial Public Offering in late July 2015, Aqua Metals broke ground on construction of its new AquaRefinery recycling facility, located on 11.7 acres in McCarran. In October, the Company poured concrete for the new facility. As visitors to the Aqua Metals website can see, the building housing the recycling facility is largely complete and the Company remains on track to begin production in the second quarter of 2016. Recent images of the facility construction will be included in the conference call presentation which accompanies this release.

Aqua Metals added to its management team to help accelerate growth, as well as scale the Company's manufacturing capabilities. Alex Laleh joined Aqua Metals as special projects manager to establish the AquaRefining module production line in the Company's Alameda headquarters. In addition, Aqua Metals has started to build its senior management team for the first AquaRefining facility; these hires will be announced separately.

In November, Aqua Metals received a $10.0 million loan through Green Bank in Houston, Texas. The loan was made in conjunction with a 90% loan guarantee from the Rural Business Cooperative Service of the U.S. Department of Agriculture (USDA). The loan payments will be interest-only for the first year, followed by 20 years of payments of fully amortized principal and interest. The interest rate is the Wall Street Journal Prime Rate Index plus 2% (adjusted every quarter), with a floor rate of 6%. This loan will provide non-dilutive capital to finance the expansion of the Company's first AquaRefinery.

With additional funding now secured, Aqua Metals has implemented a plan for its McCarran facility to achieve a production rate of 80 metric tons of lead per day during 2016 and then to expand production to 160 metric tons of lead per day by 2018, subject to receipt of required expansion funds. The Company designed the facility specifically to enable this expansion; the design included battery-breaking and supporting processes sized for 160 metric tons per day of production, as well as enough unused space for the additional AquaRefining modules needed to support that level of operation.

In early September, Aqua Metals acquired its new global headquarters and manufacturing location in Alameda, California, which includes engineering and design laboratories, offices, and an assembly line for building AquaRefining modules. In February, the Company moved into the tenant-improved office area and ramping the assembly line. The assembly facility will have the capacity to produce 160 modules annually, or enough to support 10 AquaRefineries the size of the McCarran AquaRefinery. Aqua Metals has now assembled the first half of a six-electrolyzer module and received components for additional modules.

As important as the underlying technology itself, Aqua Metals' longer-term goal is to bring AquaRefining to the battery sources, significantly reducing logistics costs by building additional regional AquaRefining facilities. These facilities will be strategically located across the U.S. near battery distribution/collection and manufacturing points. Aqua Metals may also supply equipment/services or enter into JVs and/or partnerships to generate growth capital.

Fourth Quarter and Full Year 2015 Financials

The Company incurred an operating loss of $2.4 million during the fourth quarter of 2015 and an operating loss of $5.5 million for the year ended December 31, 2015.

Net loss for the fourth quarter and full year ended December 31, 2015 was $2.4 million and $12.3 million, respectively. An increase in fair value of derivative liabilities accounted for $5.8 million of the net loss for the full year ended December 31, 2015.

The Company had $31.9 million in cash and cash equivalents as of December 31, 2015, compared to $4.5 million as of December 31, 2014.

The total number of shares outstanding was 14,137,442 as of December 31, 2015.

Conference Call and Webinar

Aqua Metals will host a conference call and webinar at 8:30 a.m. Pacific time (11:30 a.m. Eastern time) today to provide an update on the Company’s business model, growth initiatives and key milestones, along with a brief review of the financial results for the fourth quarter and year ended December 31, 2015.

Dr. Stephen Clarke, Chairman and CEO, and Thomas Murphy, CFO, will host the call, which will be followed by a question and answer session. To access the call, please use the following information:

Date: Monday, March 7, 2016

Time: 8:30 a.m. Pacific time (11:30 a.m. Eastern time)

Dial-in: 1-888-572-7033

Toll/International Dial-in: 1-719-325-2454

Webcast: http://public.viavid.com/index.php?id=118471

A telephone replay will be available approximately two hours after the call and will run through April 7, 2016 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number: 2407127.

The webcast will be available for replay for 60 days at http://public.viavid.com/index.php?id=118471 and on the investor relations section of the Company's website at www.aquametals.com.

About Aqua Metals, Inc.
Aqua Metals is reinventing lead recycling with its patent-pending AquaRefining technology. Unlike smelting, AquaRefining is a modular, room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the lead acid battery industry to simultaneously improve environmental impact and scale production to meet demand. Aqua Metals is based in Alameda, California, and is building its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor
This press release contains forward-looking statements concerning Aqua Metals, Inc., including statements regarding the prospects for the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company's development of its commercial lead acid battery recycling facilities and the quality, efficiency and profitability of the Company's proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that Company has not yet commenced revenue producing operations or developed its initial commercial recycling facility, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (2) risks related to Aqua Metals' ability to raise sufficient capital, as and when needed, to expand the lead output at its initial facility from 80 metric tons to 160 metric tons per day and develop and operate additional recycling facilities; (43) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (4) the Company's ability to protect its proprietary technology, trade secrets and know-how and (5) those other risks disclosed in the section "Risk Factors" included in the final prospectus filed by Aqua Metals with the SEC on July 31, 2015. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Company Contact:

Aqua Metals, Inc.

Thomas Murphy

Chief Financial Officer

Main: 1-510-543-0147

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Senior Vice President

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us